FORM FX
			SERVICE OF PROCESS AGENT UNDER THE SECURITIES ACT OF 1933

EXACT NAME OF REGISTRANT:				ELECTROPREMIUM

STATE OF INCORPORATION:					CALIFORNIA

PRIMARY STANDARD INDUSTRIAL				4911
CLASSIFICATION CODE NUMBER:


REGISTRATION STATEMENT S-1 FILING FILE nO:		333-223250

I.R.S/EMPLOYER IDENTIFICATION NUMBER:			56-260-8715

ADDRESS AND TELEPHONE NO OF REGISTRANT'S		4006-W-COMMONWEALTH
PRINCIPAL EXECUTIVE OFFICES:				AVE, FULLERTON, CA,
							92833.
							657-253-8274.

Email:							khurramafzal889
							@gmail.com

ADDRESS AND TELEPHONE OF AGENT OF SERVICE		4006-W-COMMONWEALTH
OF PROCESS: khurram afzal				AVE, FULLERTON, CA,
							92833.
							657-253-8274.

APPROXIMATE DATE OF COMMENCEMENT OF			15th of March,
PROPOSED SALE TO THE PUBLIC:				2018.

General stock corporation

TITLE OF EACH CLASS OF SECURITIES			GENERAL(SOLAR SERIES)
TO BE REGISITERED:

AMOUNT TO BE REGISTERED"				125,000 SHARES

PROPOSED MAXIMUM OFFERING PRICE PER			4.00$
UNIT:

PROPOSED MAXIMUM AGGREGATE OFFERING			4.oo
PRICE:

PRICE STARTS FOR EACH SHARE AT:				4.00$

MAXIMUM PRICE FOR EACH SHARE:				4.00

AMOUNT OF REGISTRATION FEE:				62.25$







				ELECTRONIC SIGNATURE

				KHURRAM AFZAL

				DATED: 12th of March, 2018